 Exhibit h 6

NOTICE OF VOLUNTARY FEE WAIVER

THIS NOTICE OF VOLUNTARY FEE WAIVER is provided as of the 1st day of May 2015, to MainStay VP Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the MainStay VP Marketfield Portfolio (the “Portfolio”), by New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into an Amended and Restated Management Agreement with the Trust (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Portfolio and such compensation is paid by the Portfolio (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Portfolio, and the Portfolio’s shareholders to voluntarily reduce the Management Fees of the Portfolio, as set forth on Schedule A; and

WHEREAS, the Manager understands and intends that the Portfolio will rely on this Notice in accruing the Portfolio’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Portfolios to do so;

NOW, THEREFORE, the Manager hereby provides notice as follows:

1. Fee Waiver by the Manager. The Manager agrees, effective on May 1, 2015, to voluntarily waive a portion of its Management Fees as set forth on Schedule A.

2. Termination. The Manager’s undertaking to waive fees may be terminated by the Manager at any time.

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 Exhibit h 6

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Drew E. Lawton

Name: Drew E. Lawton

Title: Chief Executive Officer

Agreed and Accepted

MainStay VP Funds Trust

By: /s/ Stephen P. Fisher

Stephen P. Fisher

President

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 Exhibit h 6

SCHEDULE A

(As of May 1, 2015)

Voluntary Management Fee Waiver

MainStay VP Marketfield Portfolio

The Manager has agreed to a voluntary management fee waiver of 0.02% on assets over $22.5 billion such that the management fees for the Portfolio shall be:

1.40% up to $7.5 billion;

1.38% from $7.5 billion to $15 billion;

1.36% from $15 billion to $22.5 billion; and

1.34% in excess of $22.5 billion

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